                                    SALE AND
                              SUBLICENSE AGREEMENT
                                  BY AND AMONG
                                  MYOGEN, INC.,
                              WULFING HOLDING GMBH,
                               WULFING PHARMA GMBH
                                       AND
                                   MYOGEN GMBH

                         EFFECTIVE AS OF JANUARY 1, 2006

                          SALE AND SUBLICENSE AGREEMENT

     This SALE AND SUBLICENSE AGREEMENT (the "AGREEMENT") executed as of this 27th day of January, 2006 ("EXECUTION DATE") and effective as of the 1st day of January, 2006 (the "EFFECTIVE DATE"), by and among MYOGEN, INC., a corporation organized and governed under the laws of Delaware, United States of America ("MYOGEN"), WULFING HOLDING GMBH, a corporation organized and governed under the laws of the Federal Republic of Germany ("SUBLICENSEE"), WULFING PHARMA GMBH, a corporation organized and governed under the laws of the Federal Republic of Germany ("PHARMA") and MYOGEN GMBH, a corporation organized and governed under the laws of the Federal Republic of Germany and, following the Stock Sale (as defined below), a wholly-owned subsidiary of Sublicensee ("SUBSIDIARY" and together with Pharma, the "GUARANTORS"). Myogen, Sublicensee and Guarantors are sometimes referred to herein individually as a "PARTY" and together as the "PARTIES."

     WHEREAS, Myogen is a biotechnology company that has expertise and experience in the research and development of compounds for use in treating cardiovascular disease;

     WHEREAS, Myogen has obtained from Sanofi-Aventis ("SANOFI-AVENTIS"), under the terms of the License Agreement (as defined below), (a) an exclusive worldwide license under Sanofi-Aventis' patents and know-how to develop and commercialize Enoximone (as defined below) and (b) all of Sanofi-Aventis' rights under certain existing trademarks relating to Enoximone in several countries around the world;

     WHEREAS, Sublicensee wishes to acquire Myogen's rights to commercialize and sell the Product and in connection therewith Myogen and Sublicensee have entered into that certain Stock Purchase Agreement effective as of January 1, 2006 (the "PURCHASE AGREEMENT") which contemplates the purchase by Sublicensee of all of the outstanding capital stock of Myogen GmbH, Myogen's wholly-owned subsidiary (the "STOCK SALE"); and

     WHEREAS, the consummation of the Stock Sale is conditioned upon the execution and delivery of this Agreement and the grant of the sublicense to Sublicensee as contemplated herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     For purposes of this Agreement, the terms defined in this Article 1 has the meanings specified below:

     1.1 "ADR" has the meaning set forth in Article 11.3.

     1.2 "AFFILIATE" means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned or is under common ownership with a Party to this Agreement to the extent of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a


                                       1.

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particular jurisdiction) having the power to direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party to this Agreement. This term does not include those individuals or entities who have made an equity investment in a Party but who have no significant operational management with respect to the Party.

     1.3 "AUTHORITY" means the United States Food and Drug Administration or any other equivalent regulatory authority in the Territory, including, without limitation, the European Medicines Agency (EMEA).

     1.4 "BULK ENOXIMONE" mean approximately three hundred (300) kilograms of bulk Enoximone drug substance in Myogen's existing inventory.

     1.5 "COMMERCIALIZATION" or "COMMERCIALIZE" means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, using, importing, exporting or selling the Product.
Commercialization will not include any activities related to Manufacturing.

     1.6 "COMPETITIVE PRODUCT INFRINGEMENT" has the meaning set forth in Article 6.5.1.

     1.7 "CONTROL" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with or proprietary rights of any Third Party.

     1.8 "DRUG APPROVAL APPLICATION" means an application for Regulatory Approval required before commercial sale or use of a Product as a drug in a country in the Territory.

     1.9 "ENOXIMONE" means 1,3-dihydro-4-methyl-5-[4-(methythio)-benzoyl]-2H-imidazol-2-one, and all pharmaceutically-acceptable forms (e.g., salts) and all formulations thereof.

     1.10 "ENOXIMONE STARTER MATERIAL" means approximately five hundred (500) kilograms of each Enoximone starter material (MIA, MTBA) in Myogen's existing inventory.

     1.11 "EUROPE" means, for the purposes of this Agreement, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden, and the United Kingdom.

     1.12 "EUROPEAN RIGHTS" has the meaning set forth in Article 9.2.

     1.13 "FIELD" means the prevention, treatment and/or diagnosis of cardiovascular diseases and disorders.

     1.14 "FINISHED PRODUCT" means that Product in finished saleable form in Myogen's existing inventory.

     1.15 "INFORMATION" means techniques and data including inventions, practices, methods, assays, knowledge, know-how, skill, experience, marketing, pricing, distribution, cost,


                                       2.

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sales and manufacturing information and test data including pharmacological, pharmacokinetic, toxicological and clinical data, analytical and quality control data, stability and integrity data, formulation data, quality control data, and safety and efficacy data.

     1.16 "LIABILITIES" has the meaning set forth in Article 4.7.

     1.17 "LICENSE AGREEMENT" means that certain License Agreement, effective as of October 1, 1998, by and between Hoechst Marion Roussel, Inc. ("HMR") and Myogen as amended by that certain First Amendment to the License Agreement, effective as of November 23, 1999, by and between HMR and Myogen, that certain Second Amendment to the License Agreement, effective as of June 2, 2003, by and between Aventis Pharmaceuticals, Inc. (formerly HMR) ("AVENTIS") and Myogen and that certain Third Amendment to the License Agreement, dated January 27, 2005, by and between Aventis (now Sanofi-Aventis) and Myogen as the same may be further amended from time to time and under which Myogen obtained from Sanofi-Aventis the exclusive worldwide right to develop and commercialize Enoximone in the Field.

     1.18 "LOSSES" has the meaning set forth in Article 10.1.1.

     1.19 "MANUFACTURING" or "MANUFACTURE" means all the activities relating to production of Product, including without limitation, purchasing raw materials, quality control and assurance, filling, finishing, labeling, packaging, qualified person release, holding, shipping, transport and storage and the tests and analyses conducted in connection therewith. Manufacturing excludes activities relating to Commercialization.

     1.20 "MATERIAL BREACH" has the meaning set forth in Article 9.3.4.

     1.21 "MYOGEN DATA" means all Information related to the Product Myogen or any of its Affiliates has in its possession arising out of all pre-clinical and clinical research and development conducted by or on behalf of Myogen or its Affiliates or disclosed Myogen to or its Affiliates by licensors and other collaborators to the extent not subject to a restrictive confidentiality arrangement with a Third Party.

     1.22 "MYOGEN INDEMNIFIED PARTIES" has the meaning set forth in Article 10.2.1.

     1.23 "MYOGEN KNOW-HOW" means Information related to the Product which (i) Myogen discloses, or is required to disclose, to Sublicensee under this Agreement and (ii) is within the Control of Myogen and its Affiliates, including any HMR Know-How (as defined in the License Agreement) which Myogen or its Affiliates Control pursuant to the License Agreement.

     1.24 "NET SALES" means Sublicensee's and/or its Affiliates' and/or all of its permitted Third Party Sublicensees' gross sales of Products less the sum of the following, to the extent each is actually incurred and included in the invoice price and does not exceed the reasonable and customary amount for such item in the market in which such sales occurred:

               (A) discounts, rebates and similar amounts;


                                       3.

               (B) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

               (C) outbound transportation including packaging, handling and insurance prepaid or allowed; and

               (D) amounts allowed or credited on returns.

          No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Sublicensee and on its payroll, or for cost of collections. Products shall be considered "sold" when billed out or invoiced. In the event that the sale is made to an Affiliate, the Net Sale will not be less than an equivalent sale to a non-Affiliate.

     1.25 "PAYMENTS" shall mean those payments from Sublicensee to Myogen set forth in Article 4.1.

     1.26 "PRODUCT" means that intravenous formulation of Enoximone for use in the Field marketed under the Trademarks.

     1.27 "REASONABLE DILIGENCE" shall mean commercially reasonable efforts, as applicable, to conduct activities relating to the Product in the various countries in the Territory, consistent with accepted business practices and legal requirements, and comparable to efforts in the pharmaceutical industry applicable to the particular activity relating to human pharmaceutical products at an equivalent stage of development and similar market potential, profit potential and strategic value in view of conditions then prevailing.

     1.28 "REGULATORY APPROVAL" means any approval (including pricing and reimbursement approvals), product and/or establishment license, registration or authorization of any Authority or other federal, state or local regulatory agency, department, bureau or other governmental entity necessary for the Manufacture and Commercialization of the Product in the Territory.

     1.29 "REGULATORY EXPENSES" shall mean any and all expenses, costs and expenses incurred in obtaining and maintaining Regulatory Approval for the Product, which expenses are attributable to the Product for use in the Field in the Territory.

     1.30 "REGULATORY FILINGS" shall have the meaning set forth in Article
3.2.2.

     1.31 "S-A TERMINATION NOTICE" has the meaning set forth in Article 9.2.

     1.32 "SUBLICENSEE DATA" means all Information arising out of all activities conducted by or on behalf of Sublicensee or its sublicensees, or disclosed to Sublicensee by its licensors and other collaborators necessary to obtain Regulatory Approval for marketing of Products in the Territory.

     1.33 "SUBLICENSEE INDEMNIFIED PARTIES" has the meaning set forth in Article 10.1.1.


                                       4.

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     1.34 "SUBLICENSEE KNOW-HOW" means Information related to the Product which
(i) Sublicensee discloses, or is required to disclose, to Myogen under this Agreement and (ii) is within the Control of Sublicensee, including, without limitation, all Information developed by or on behalf of Sublicensee relating to the Product.

     1.35 "SUBLICENSEE PATENT" means any and all Patents for inventions made by Sublicensee personnel on behalf of Sublicensee or its Affiliates which covers the evaluation, manufacture, use, importation, offer for sale and/or sale of Enoximone for development by Sublicensee within the Field or Product, which Patent is owned or Controlled by Sublicensee or its Affiliates.

     1.36 "TERM" has the meaning set forth in Article 9.1.

     1.37 "TERMINATION EFFECTIVE DATE" has the meaning set forth in Article 9.2.

     1.38 "TERRITORY" means the world other than the United States and Canada, subject to Article 9.2.

     1.39 "THIRD PARTY" means any entity other than Myogen or Sublicensee or their respective Affiliates.

     1.40 "THIRD PARTY SUBLICENSEE" has the meaning set forth in Article 2.3.

     1.41 "TRADEMARKS" means the trademarks used in connection with the Product in the Territory as set forth in SCHEDULE 1.41.

     1.42 "TRADEMARK COSTS" means the fees and expenses paid to outside counsel and other Third Parties, direct costs of in-house counsel and filing and maintenance expenses, incurred in connection with the establishment and maintenance of rights under the Trademarks applicable to Product in the Territory, including costs of filing and registration fees, and actions to enforce or maintain a trademark and other proceedings.

     1.43 "TRADEMARK INFRINGEMENT CLAIMS" has the meaning set forth in Article 6.6.1.

     1.44 "TRANSITION SERVICES" means Myogen data retrieval at Myogen facilities, consultation services, transition services and Commercialization assistance related to the Products.

                                    ARTICLE 2

                       LICENSE GRANTS & REGULATORY MATTERS

     2.1 KNOW-HOW LICENSE TO SUBLICENSEE FOR COMMERCIALIZATION. Upon the terms and subject to the conditions of this Agreement and the License Agreement, including, without limitation, the payment obligations herein, Myogen grants to Sublicensee an exclusive (even as to Myogen and its Affiliates) license under the Myogen Know-How to conduct Manufacturing, pre-marketing activities, Commercialization (including the right to make, have made (subject to Article 2.3), use, import (subject to Article 2.3), sell, offer for sale and have sold) and related


                                       5.

activities in the Territory with respect to the Product in accordance with the terms of this Agreement.

     2.2 KNOW-HOW LICENSE TO CONDUCT REGULATORY APPROVALS. Upon the terms and subject to the conditions of this Agreement and the License Agreement, including, without limitation, the payment obligations herein, Myogen grants to Sublicensee an exclusive license (even as to Myogen and its Affiliates) under the Myogen Know-How to conduct the Regulatory Approvals in the Territory in accordance with the terms of this Agreement with respect to the Product for use in the Field.

     2.3 THIRD PARTY SUBLICENSEES. The licenses set forth in Article 2.1 and
Article 2.2 shall include the right to sublicense to Third Party Sublicensees, but only upon prior written notice to Myogen and prior written consent of Myogen; provided that that no consent shall be required for Third Party Sublicensees that are granted only rights to distribute the Product for Sublicensee in the Territory. Sublicensee may not exercise its "have made" or "importation" rights under Article 2.1 without first obtaining Myogen's prior written consent. "THIRD PARTY SUBLICENSEE" means a Third Party that enters into a sublicense agreement with Sublicensee providing a sublicense to such Third Party under Sublicensee's license provided by this Agreement.

     2.4 LICENSE AGREEMENT. Sublicensee hereby acknowledges that Myogen acts as licensee under the License Agreement and Third Parties may own the rights to some or all of the Myogen Know-How and Sublicensee acknowledges that the sublicense granted hereunder to Sublicensee under the Myogen Know-How is governed by the terms of the License Agreement. Sublicensee also acknowledges that Myogen's performance under this Agreement cannot violate any of the terms of the License Agreement which has been provided to Sublicensee. Sublicensee agrees to abide by the terms and conditions of the License Agreement, and perform those obligations of Myogen as if Sublicensee were Myogen where and to the extent applicable.

     2.5 REGULATORY MATTERS AND COMMERCIALIZATION. Sublicensee shall, consistent with Myogen's obligations under the License Agreement, use Reasonable Diligence to (a) maintain all Regulatory Approvals and to Manufacture and Commercialize the Product in the countries in the Territory where Product is distributed as of the Effective Date and (b) obtain and maintain Regulatory Approvals, and to Manufacture and Commercialize the Product in the remaining countries in the Territory where the Product will be distributed by Sublicensee during the Term.

     2.6 TRADEMARKS. Subject to the terms and conditions of this Agreement, Myogen hereby transfers whatever rights it may have under the Trademarks as of the Effective Date. Sublicensee will, at its own expense, prepare and provide the documents necessary to transfer the Trademark rights. Myogen will use its commercially reasonable efforts to assist Sublicensee in the transfer contemplated hereunder and shall execute such documentation as Sublicensee may reasonably request in order to effectuate such transfer. As of the Effective Date, Sublicensee will be responsible for all Trademark Costs.

     2.7 TERMINATION OF IMPLIED MYOGEN GMBH SUBLICENSE. Upon the Effective Date, that certain Sales and Supply Agreement, dated as of February 1, 2000, by and between Myogen and Subsidiary shall be terminated and of no further force and effect.


                                       6.

     2.8 RIGHT OF FIRST NEGOTIATION.

               (A) In the event that Myogen, at any time during the Term, decides to pursue granting a sublicense to any Third Party to conduct Manufacturing or Commercialization and related activities outside of the Territory with respect to the Product (the "NEW TERRITORY"), Myogen will notify Sublicensee in writing and thereby grant Sublicensee an exclusive option to negotiate with Myogen for an exclusive license under the Myogen Know-How in the New Territory in the Field (the "RIGHT OF NEGOTIATION").

               (B) Sublicensee must exercise the Right of Negotiation by providing written notice to Myogen (the "RIGHT OF NEGOTIATION NOTICE") within sixty (60) days after receiving written notice from Myogen as provided in
Article 2.8(a) of the Right of Negotiation.

               (C) If Sublicensee does not submit a Right of Negotiation Notice to Myogen as provided in Article 2.8(b) prior to the expiration of the sixty
(60) day period referenced in Article 2.8(b), the Right of Negotiation will immediately terminate at 12:01 a.m. Eastern Standard Time on the calendar day that is immediately after the last calendar day of such sixty (60) day period and Myogen will have no further obligation to Sublicensee with respect to the Right of Negotiation for Product in the New Territory.

               (D) If Sublicensee exercises the Right of Negotiation by providing a Right of Negotiation Notice as provided in Article 2.8(b), Myogen and Sublicensee will negotiate in good faith, and use their diligent efforts, to complete a license agreement during the Right of Negotiation Period pursuant to which Sublicensee would obtain an exclusive license with respect to the Product under the Myogen Know-How in the New Territory (the "NEW TERRITORY LICENSE AGREEMENT"). The "RIGHT OF NEGOTIATION PERIOD" will be the period that commences on the date on which Sublicensee provides Myogen with a Right of Negotiation Notice as provided in Article 2.8(b) (for the purposes of this Article 2.8(d) only, the "commencement date") and expires at 12:01 a.m. Eastern Standard Time on the day immediately following the sixtieth (60th) day after the commencement date. Such Right of Negotiation Period may be extended upon the mutual written agreement of Myogen and Sublicensee prior to the expiration thereof as provided in Article 2.8(e) or earlier terminated by the termination of this Agreement.

               (E) In the event Myogen and Sublicensee have not executed the New Territory License Agreement during the Right of Negotiation Period, after starting to negotiate the terms and conditions thereof in good faith: (i) Myogen and Sublicensee may, upon their mutual written agreement prior to the expiration of the Right of Negotiation Period, extend the Right of Negotiation Period for successive additional periods of twenty (20) days; or (ii) if not extended by Myogen and Sublicensee as provided in (i), the Right of Negotiation Period will expire as provided in Article 2.8(d) and Myogen will have no further obligation to Sublicensee with respect to the Right of Negotiation or Product in the New Territory.


                                       7.

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                                    ARTICLE 3

                         REPORTS AND REGULATORY MATTERS

     3.1 OBLIGATIONS OF THE PARTIES.

          3.1.1. REPORTS. Sublicensee shall submit semi-annual written summary reports which describe the progress of Commercialization and Regulatory Approval efforts undertaken by it with regard to the Products under this Agreement including, without limitation, the progress towards the Commercialization and Regulatory Approval obligations set forth in this Agreement.

          3.1.2. MANUFACTURE AND COMMERCIALIZATION; EXPENSES. During the term of this Agreement, Sublicensee shall bear its own costs and expenses incurred with any Manufacturing and Commercialization conducted pursuant to this Agreement.

          3.1.3. TRANSITION SERVICES. Myogen will use commercially reasonable efforts to provide Sublicensee with Transition Services as reasonably requested by Sublicensee. During the period beginning on the Effective Date and ending six
(6) months thereafter ("TRANSITION PERIOD"), Myogen will provide Transition Services at no charge to Sublicensee. After expiration of the Transition Period, Sublicensee will pay Myogen for Transition Services performed by Myogen at two hundred dollars ($200) per hour. Myogen shall submit written statements on a quarterly basis to Sublicensee setting forth such expenses incurred by Myogen for such quarter and Sublicensee shall reimburse Myogen for such expenses within thirty (30) days thereafter.

     3.2 REGULATORY MATTERS.

          3.2.1. COMPLIANCE WITH REGULATIONS. Sublicensee and/or Subsidiary, as applicable, and Myogen to the extent it is providing services, will conduct its/their efforts hereunder in compliance with all applicable regulatory requirements of the applicable Authority, including without limitation, the guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

          3.2.2. REGULATORY FILINGS. Sublicensee or Subsidiary shall, at its own expense, prepare and submit all filings with the regulatory authorities with respect to the Product in each country in the Territory as applicable (the "REGULATORY FILINGS"), and Sublicensee or Subsidiary shall be responsible for causing such applications to progress through the approval process in a timely manner. Regulatory Expenses incurred in obtaining Regulatory Approval for the Product shall be at the sole cost of Sublicensee or Subsidiary. Sublicensee or Subsidiary shall, promptly after each such Regulatory Filing, deliver to Myogen a report with a brief summary of such Regulatory Filing, which shall be held by Myogen subject to the provisions of Article 5.

          3.2.3. MAINTENANCE OF RECORDS. Sublicensee and/or Subsidiary, as applicable, shall maintain records with respect to activities conducted in connection with their activities relating to the Product in sufficient detail and in the manner appropriate for Regulatory Approval purposes and in a manner which will reflect all clinical and pre-clinical studies conducted, results achieved and data obtained by Sublicensee or Subsidiary in the course of such activities.


                                       8.

          3.2.4. ADVERSE EVENT REPORTING. Sublicensee and/or Subsidiary, as applicable, shall be responsible for reporting of adverse experience information to meet the current requirements for Adverse Drug Reaction reporting to the applicable Authorities within the Territory. In addition, Sublicensee and/or Subsidiary, as applicable, shall provide supplemental information at periodic intervals and/or report adverse events at more frequent intervals if requested by an applicable Authority. Sublicensee or Subsidiary, as applicable, shall provide Myogen copies of any reports to the applicable Authorities under this
Article 3.2.4 within forty-eight (48) hours of the submission of such reports to such applicable Authorities.

To the extent the obligations of this Article 3.2 are undertaken by Subsidiary, Sublicensee will ensure that Subsidiary complies with such obligations.

     3.3 EXISTING INVENTORY. Subject to the terms and conditions set forth in this Agreement, within forty-five (45) days after the Execution Date, Myogen shall ship the Bulk Enoximone, the Enoximone Starter Material and the Finished Product to Sublicensee "Free Carrier," Myogen site (FCA per INCOTERMS, 2000 version).

                                    ARTICLE 4

                             PAYMENTS AND ROYALTIES

     4.1 PAYMENTS. As consideration for the assets transferred to and the rights granted to Sublicensee by Myogen under this Agreement, Sublicensee shall make the following Payments to Myogen as promptly as practicable after the Execution Date and in any event no later than February 10, 2006:

               (A) One Hundred Fifty Thousand U.S. Dollars ($150,000) for the Bulk Enoximone;

               (B) Forty Thousand U.S. Dollars ($40,000) for the Enoximone Starter Material;

               (C) One Hundred Seventy-Seven Thousand Three Hundred Ninety-Six U.S. Dollars ($177,396) for the Finished Product;

               (D) Four Million Six Hundred Thousand U.S. Dollars ($4,600,000) for the CTM Trademark (as identified on Schedule1.41); and

               (E) Ten Thousand U.S. Dollars ($10,000) for the Trademarks other than the CTM Trademark.

     4.2 ROYALTIES. Sublicensee will, for use of the rights granted under Articles 2.1 and 2.2, pay to Myogen on a quarterly basis within forty-five (45) days after the end of each calendar quarter, periodic payments equal to Eight Percent (8%) of Net Sales in the Territory that occurred in the immediately preceding calendar quarter (the "NET SALES ROYALTY PERCENTAGE").

     4.3 DURATION OF ROYALTY OBLIGATIONS. If this Agreement is not terminated in accordance with the other provisions hereof, Sublicensee's obligation to pay earned royalties


                                       9.

hereunder in a particular country other than the Terminated Countries (as defined in the License Agreement) shall continue for so long as Myogen is obligated to pay royalties to Sanofi-Aventis for Net Sales of the Product under the License Agreement. If this Agreement is not terminated in accordance with the other provisions hereof, Sublicensee's obligation to pay earned royalties hereunder in the Terminated Countries (as defined in the License Agreement) shall continue until October 1, 2011.

     4.4 LOSS OF REGISTRATION. Provided that Sublicensee is otherwise in compliance with the terms and conditions of this Agreement, including, without limitation, Sublicensee's obligations under Article 3 to update the applicable regulatory dossier, in the event of a lost or suspended registration of the Product due to regulatory actions by an applicable Authority in a country set forth on EXHIBIT A prior to the third anniversary of the Effective Date, Sublicensee shall be entitled to the following credits:

               (A) For each country set forth on EXHIBIT A in which Sublicensee is required to cease selling the Product during the period commencing on the Effective Date through the first anniversary of the Effective Date, Sublicensee shall be entitled to an amount equal to the product of (i) the dollar amount for such country set forth under the heading "Year 1" on EXHIBIT A multiplied by
(ii) a fraction, the numerator of which is the number of days during such period in which Sublicensee was actually prohibited from selling the Product and the denominator of which is 365;

               (B) For each country set forth on EXHIBIT A in which Sublicensee is required to cease selling the Product during the period commencing on the first anniversary of the Effective Date through the second anniversary of the Effective Date, Sublicensee shall be entitled to an amount equal to the product of (i) the dollar amount for such country set forth under the heading "Year 2" on EXHIBIT A multiplied by (ii) a fraction, the numerator of which is the number of days during such period in which Sublicensee was actually prohibited from selling the Product and the denominator of which is 365; and

               (C) For each country set forth on EXHIBIT A in which Sublicensee is required to cease selling the Product during the period commencing on the second anniversary of the Effective Date through the third anniversary of the Effective Date, Sublicensee shall be entitled to an amount equal to the product of (i) the dollar amount for such country set forth under the heading "Year 3" on EXHIBIT A multiplied by (ii) a fraction, the numerator of which is the number of days during such period in which Sublicensee was actually prohibited from selling the Product and the denominator of which is 365.

Each of the payments contemplated under this Article 4.4 shall, at the sole option of Myogen, be either (i) offset against future payment obligations of Sublicensee under Article 4.2 in which case Myogen shall provide Sublicensee written notice of such determination within forty-five (45) days after the end of the applicable time period under Article 4.4(a), (b) or (c) above or (ii) paid by Myogen within forty-five (45) days after the end of the applicable time period under Article 4.4(a), (b) or (c) above.

     4.5 ROYALTY PAYMENTS AND REPORTS. Sublicensee shall make royalty payments under this Agreement to Myogen or its designee along with the report summarizing the Net Sales


                                       10.

of any Products by Sublicensee, its Affiliates or Third Party Sublicensees, if any, during the relevant quarter within forty-five (45) days following the end of each calendar quarter. Such reports will contain Net Sales of all Products for each country in the Territory. All payments to Myogen shall be in U.S. currency. For the purpose of calculating payments, the currency exchange rate for converting any currency to U.S. dollars shall be the exchange rate in the key currency cross rates table in the final edition of The Wall Street Journal (U.S. Eastern Edition) or in the case the currency exchange rate is not published in The Wall Street Journal, the mid-point of the closing bid and ask price of "Reuter's 2000 Information Service" historical databases, on the last business day of each calendar quarter to which such payment relates. A "business day" is a day on which banks are open for business in the country of the currency to be translated. Unless Myogen instructs Sublicensee otherwise, payments pursuant to this Article 4 shall be made by bank wire transfer as follows:

          Myogen, Inc.
          Silicon Valley Bank, NA
          Account Number: 3300364754
          ABA Routing Number: 121140399

     4.6 TAXES. Myogen shall pay any and all taxes levied on account of royalties it receives under this Agreement. If laws or regulations require that taxes be withheld, then Sublicensee will (a) deduct those taxes from the remittance royalty, (b) timely pay the taxes to the proper taxing authority and
(c) send proof of payment to Myogen within thirty (30) days following such payment.

     4.7 GUARANTY. Each of the Guarantors hereby jointly, severally and unconditionally, as primary obligor and not merely as surety, guarantees the full and prompt performance of the Payments by Sublicensee to Myogen hereunder (all such obligations being herein collectively call the "LIABILITIES"). Each of the Guarantors hereby expressly waives (a) notice of the existence or creation or non-payment of all or any of the Liabilities; (b) any obligation of Myogen to proceed directly against or exhaust any collateral held by Myogen from Sublicensee, any other guarantor, or any other person; and (c) any claim or right which Guarantors may now have or hereafter acquire against Sublicensee or any other person or entity that arises from the existence, payment, performance or enforcement of the obligations of Guarantors hereunder, including (without limitation) any right of subrogation, reimbursement, restitution, exoneration, contribution or indemnification.

     4.8 BLOCKED CURRENCY. In each country where the local currency is blocked or cannot be removed from such country, Sublicensee will pay the royalty owed on Net Sales in that country in U.S. currency to Myogen at the exchange rate in
Article 4.5.

     4.9 PAYMENTS TO OR REPORTS BY AFFILIATES. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by either Party shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity.


                                       11.

     4.10 NO MULTIPLE ROYALTIES. No multiple royalties shall be payable because any Product, its manufacture, use, lease or sale are or shall be covered by the Myogen Know-How licensed under this Agreement.

                                    ARTICLE 5

                                 CONFIDENTIALITY

     5.1 CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for seven (7) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information related to the Products and other information and materials furnished to it by the other Party pursuant to this Agreement, or any provisions of this Agreement or the License Agreement that are the subject of an effective order of the Securities and Exchange Commission granting confidential treatment pursuant to the Securities Exchange Act of 1934, as amended (collectively, "CONFIDENTIAL INFORMATION"), except to the extent that it can be established by the receiving Party that such Confidential Information:

               (A) was already known to the receiving Party at the time of disclosure by the other Party;

               (B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

               (C) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

               (D) was disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

               (E) was independently developed by the receiving Party without breach of the provisions of this Agreement (and can be verified by the disclosing Party as such).

     5.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in (a) filing or prosecuting patent applications, (b) prosecuting or defending litigation, (c) complying with applicable laws or regulations or (d) conducting pre-clinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures (e.g., in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 5, Confidential Information to any Third Party for the purpose of carrying out the purposes of this Agreement. Nothing in this Article 5 shall restrict any Party from using for any purpose consistent with the terms of this Agreement any


                                       12.

Information developed by it during the term of this Agreement. When a Party makes disclosure of Confidential Information to any of its employees, it shall obtain an acknowledgment and agreement from each such employee that such employee agrees to be bound by the provisions of Article 5.1 hereof or the equivalent.

     5.3 SURVIVAL. This Article 5 shall survive the termination or expiration of this Agreement for a period of seven (7) years.

     5.4 MANUFACTURING AGREEMENT. All Information exchanged between the Parties under the Contract Manufacturing Agreement, dated January 31, 2001, by and between Pharma and Myogen and/or its Affiliates shall be deemed Confidential Information and shall be subject to the terms of this Article 5, and shall be included within the definitions of Myogen Know-How and Sublicensee Know-How.

                                   ARTICLE 6

                 OWNERSHIP OF INTELLECTUAL PROPERTY; ENFORCEMENT

     6.1 OWNERSHIP.

          6.1.1. As between Myogen and Sublicensee, Myogen shall solely own, and it alone has the right to apply for patents within and outside of the United States for any inventions made solely by Myogen's or its licensors' personnel or consultants in the course of performing work under this Agreement.

          6.1.2. As between Myogen and Sublicensee, Sublicensee shall solely own, and Sublicensee alone has the right to apply for patents within and outside of the United States for any inventions made solely by Sublicensee's personnel or consultants in the course of performing work under this Agreement.

     6.2 DISCLOSURE OF PATENTABLE INVENTIONS. Each Party shall provide to the other any invention disclosure submitted in the normal course of performing its obligations hereunder which discloses an invention related to Enoximone or the Products in the Field. Such invention disclosures shall be provided to the other Party promptly after submission and in no event later than ten (10) days after the end of the calendar quarter in which the disclosure was submitted; provided, however, that no disclosure is required that would constitute publication prior to the time a patent issues, and in any case all submissions will be considered Confidential Information of the Party submitting the invention disclosure. Sublicensee shall disclose to Myogen any and all Sublicensee Patents, Sublicensee Know-How and Sublicensee Data.

     6.3 LICENSE TO MYOGEN.

          6.3.1. LICENSE FOR COMMERCIALIZATION. Upon the terms and subject to the conditions of this Agreement and subject to payment by Myogen to Sublicensee of such royalty payments as are mutually agreed upon by Myogen and Sublicensee, Sublicensee grants to Myogen an exclusive license (even as to Sublicensee and its Affiliates) under the Sublicensee Patents, Sublicensee Know-How and the Sublicensee Data to conduct Manufacturing, pre-marketing activities, Commercialization, to make, have made, use, import, sell, offer for sale and


                                       13.

have sold and related activities outside the Territory with respect to the Product in accordance with the terms of this Agreement. Such license shall include the right to grant sublicenses; provided that such sublicenses are made subject to the terms of this Agreement and Myogen remains responsible for any breach by a sublicensee of the sublicense.

          6.3.2. LICENSE TO CONDUCT DEVELOPMENT. Upon the terms and subject to the conditions of this Agreement and subject to payment by Myogen to Sublicensee of such royalty payments as are mutually agreed upon by Myogen and Sublicensee, Sublicensee grants to Myogen an exclusive license (even as to Sublicensee and its Affiliates) under the Sublicensee Patents, Sublicensee Know-How and the Sublicensee Data to conduct development and Regulatory Approvals outside the Territory in accordance with the terms of this Agreement with respect to the Product for use in the Field. Such license shall include the right to grant sublicenses; provided that such sublicenses are made subject to the terms of this Agreement and Myogen remains responsible for any breach by a sublicensee of the sublicense.

     6.4 THIRD PARTY PATENT RIGHTS.

          6.4.1. Myogen represents and warrants that to its knowledge that there are no Third Party rights which may be infringed by the manufacture or sale of any Product, the use of any Myogen Know-How or any other activity contemplated by this Agreement.

          6.4.2. Neither Party makes any representation or warranty to the other, other than that made in this Article 6.4, with respect to the validity, enforceability, perfection or dominance of any patent or other proprietary right or with respect to the absence of rights of Third Parties which may be infringed by the manufacture or sale of any Product, the use of any Know-How or any other activity contemplated by this Agreement. Each Party agrees to bring to the attention of the other Party any patent or patent application it discovers, or has discovered, and which relates to the subject matter of this Agreement.

     6.5 ENFORCEMENT RIGHTS.

          6.5.1. GENERAL.

               (A) In the event a Third Party, through the actual or proposed manufacture, export, use, sale or offer for sale of a product in the Territory competitive with the Product infringes and is reasonably likely to infringe ("COMPETITIVE PRODUCT INFRINGEMENT") any Myogen Know-How, as between Myogen and Sublicensee, Sublicensee has the sole and exclusive right to institute, prosecute and control any action or proceeding with respect to such infringement, and the right to any and all relief, recovery and the like. Myogen has the right to participate and be represented in such action by counsel of its own selection at its own expense. Myogen agrees to be joined as a party plaintiff, if necessary in any such action, and to give Sublicensee reasonable assistance and any needed authority to control, file and to prosecute such action, at Sublicensee's expense.

               (B) If either Party learns or determines in good faith that there is or is a likelihood of Competitive Product Infringement of any Myogen Know-How by a Third Party in the Territory, the Party first having knowledge shall promptly notify the other Party in writing thereof, which notice shall set forth the facts of such actual or potential infringement in


                                       14.

reasonable detail. If Sublicensee, fails to institute and prosecute an action or proceeding to abate any actual infringement within a period of thirty (30) days after receiving written notice of actual infringement or otherwise having knowledge of the actual infringement, then Myogen has the right, but not the obligation, to bring and prosecute any action and Sublicensee agrees to be joined as a party plaintiff in such action and to give Myogen all authority to control, file and prosecute the action as may be necessary; provided, however, that Sublicensee shall have the right to participate and to be represented in any such action by counsel of its choice.

               (C) The Parties' costs of intellectual property enforcement (including internal costs and expenses specifically attributable to said patent enforcement) and related recoveries with respect to actions brought under this
Article 6.5.1 shall be the responsibility and to the benefit of Sublicensee, except as otherwise noted herein. Any amounts recovered in such action referred to in this Article 6.5.1 shall be recovered by Sublicensee.

               (D) No settlement or consent judgment or other voluntary final disposition of suit under this Article 6.5.1 may be entered into without the consent of Myogen, which consent shall not be withheld unreasonably or delayed.

          6.5.2. SETTLEMENT OF THIRD PARTY CLAIMS FOR PRODUCTS; ROYALTY REDUCTION. If a Third Party asserts that a patent or other right owned by it in the Territory is infringed by the manufacture, use or sale of the Product and if following the conclusion of proceedings brought as a result of such infringement, Sublicensee is required to pay the Third Party any payment of any kind for the right to sell the Product in a particular country, the royalty rate then payable to Myogen attributable to such country shall be reduced by one-half (but shall in no event be less than the minimum royalty percentage that Myogen is required to pay Sanofi-Aventis under the License Agreement). The royalty rate shall return to its previous level once Sublicensee has fully satisfied the payment due to the Third Party. In the event Sublicensee is required to pay to the Third Party a royalty due to an alleged infringement, then the royalty rate payable to Myogen attributable only to sales in such country in which the royalty is required to be paid shall be reduced by one-half of the royalty rate payable to the Third Party (but shall in no event be less than the minimum royalty percentage that Myogen is required to pay Sanofi-Aventis under the License Agreement). Such royalty rate shall return to its prior level once the royalty obligations to the Third Party have been satisfied. No settlement or consent judgment or other voluntary final disposition of a suit under this
Article 6.5.2 may be entered into without the mutual consent of Myogen and Sublicensee which shall not be unreasonably withheld or delayed.

     6.6 INFRINGEMENT OF TRADEMARKS.

          6.6.1. Each Party shall notify the other Party promptly upon learning of any actual or alleged infringement of any Trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, or any such claims (hereinafter "TRADEMARK INFRINGEMENT CLAIMS") brought by a Third Party against a Party in connection with the Product in the Territory. Upon learning of such Trademark Infringement Claim, Sublicensee shall take all reasonable and appropriate steps to resolve the Trademark Infringement Claim, with the reasonable cooperation and assistance of Myogen. All of the reasonable direct costs of in-house counsel, the fees and expenses paid to outside counsel and other reasonable direct costs incurred in bringing, maintaining and prosecuting any action described in this Article 6.6.1 shall


                                       15.

be included in Trademark Costs and shall be borne by Sublicensee, and any remaining recovery shall be split fifty percent (50%) to Sublicensee and fifty percent (50%) to Myogen.

          6.6.2. Each Party shall notify the other Party promptly upon learning of any actual or alleged Trademark Infringement Claims brought by a Third Party against a Party in connection with a Product in the Territory. Upon learning of such Trademark Infringement Claim, Sublicensee will take all reasonable and appropriate steps to resolve such Trademark Infringement Claim, with the reasonable cooperation and assistance of Myogen. All of the reasonable direct costs of in-house counsel, the fees and expenses paid to outside counsel other reasonable direct costs incurred in bringing, maintaining and prosecuting any action described in this Article 6.6.2 shall be borne solely by Sublicensee.

     6.7 NO EFFECT OF BANKRUPTCY ON LICENSES. All licenses and grants to a party under or pursuant to this Agreement by the other party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (11 U.S.C. Section 101 et seq.) (the "BANKRUPTCY CODE"), present conveyances of "intellectual property" as defined therein. The parties agree that the licensee, as the owner of such rights, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event that either party ceases to do business in the ordinary course or if any proceeding is instituted by or against a party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions, the licensee shall have the right to assume, retain and enforce its rights under this Agreement.

                                    ARTICLE 7

                   REPRESENTATIONS AND WARRANTIES; EXCLUSIVITY

     7.1 REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to the other Party that this Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms, subject to laws regarding bankruptcy or insolvency generally, provided that the Parties acknowledge and agree that this Agreement constitutes a license of "intellectual property" as provided in the Bankruptcy Code. The execution delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Such Party represents and warrants that it has not, and covenants that during the term of the Agreement it will not, grant to any Third Party any rights which would conflict or interfere with or curtail or impair the rights granted to the other Party hereunder.

     7.2 EXCLUSIVITY; NON-COMPETITION WITHIN THE FIELD. During the term of this
Agreement: Myogen and its Affiliates shall not, directly or indirectly, conduct, have conducted or fund any research, development, regulatory, or commercialization activity of any intravenous formulation of Enoximone in the Territory and in the Field other than pursuant to the terms and


                                       16.

conditions of this Agreement. Sublicensee acknowledges that its activities and operations pursuant to this Agreement shall be the principle mechanism by which Sublicensee will Commercialize the Products.

                                    ARTICLE 8

                              INFORMATION & REPORTS

     8.1 RECORDS OF REVENUES AND EXPENSES. Sublicensee will maintain complete and accurate accounts and records of revenues, costs, expenses and payments earned or made in connection with this Agreement and such records shall be available for examination at Myogen's expense during Sublicensee's reasonable business hours for a period of two (2) years from creation of the individual records. In addition, not more often than once each year, Myogen may designate a firm of certified public accountants acceptable to Sublicensee to verify the correctness of calculations and classifications of such revenues, costs, expenses or payments earned or made in connection with this Agreement. Amounts that are determined to be due as a result of any variances in revenues, costs, expenses or payments earned or made in connection with this Agreement discovered during such audit shall be paid by Sublicensee within thirty (30) days after the conclusion of the audit (subject to Article 11 hereof). If the audit results in a variance of more than five percent (5%) in favor of Myogen, the reasonable audit expenses of Myogen shall be paid by Sublicensee. Any records or accounting information received from Myogen shall be included within the definition of Confidential Information for purposes of Article 5.

                                    ARTICLE 9

                              TERM AND TERMINATION

     9.1 TERM. This Agreement shall commence as of the Effective Date and shall continue unless terminated as provided herein in its entirety ("TERM") or with respect to certain countries in the Territory as set forth herein.

     9.2 TERMINATION OF LICENSE AGREEMENT BY SANOFI-AVENTIS. Subject to Article
9.2 of the License Agreement, Sanofi-Aventis has the right to terminate the License Agreement in its entirety only during the period prior to the first Regulatory Approval of an Enoximone product (other than the Product) in the United States if Myogen shall either (a) discontinue its development obligations as set forth in Article 3.6.1(a) of the License Agreement or, (b) fails to meet the milestone set forth in Article 3.6.1(b) of the License Agreement. Termination of the License Agreement by Sanofi-Aventis must be made pursuant to a written notice (the "S-A TERMINATION NOTICE") delivered by Sanofi-Aventis to Myogen within ninety (90) days after the expiration of the time period with respect to which such notice is being delivered. Such termination shall be effective as of thirty (30) days following delivery of the S-A Termination Notice to Myogen (the "TERMINATION EFFECTIVE DATE"). If Sanofi-Aventis terminates the License Agreement as set forth above, pursuant to the License Agreement, Myogen may retain all rights granted under Article II of License Agreement to make, manufacture and commercialize the Product in the Europe only (the "EUROPEAN RIGHTS"). In the event Sanofi-Aventis does terminate the License Agreement under Article 9.2 of the License Agreement during the Term of this


                                       17.

Agreement, Myogen will retain the European Rights in accordance with Article 9.2 of the License Agreement and the Territory will then be restricted to Europe as defined in Article 1, unless Sanofi-Aventis agrees in writing to expand the Territory to include countries outside of Europe as defined in Article 1. Notwithstanding the forgoing, the parties acknowledge that Myogen and Sanofi-Aventis are currently negotiating a fourth amendment to the License Agreement which would amend Article 9.2 of the License Agreement (the "FOURTH AMENDMENT"). This Section 9.2 will be void upon execution of the Fourth Amendment.

     9.3 TERMINATION FOR MATERIAL BREACH.

          9.3.1. Subject to the provisions of this Article 9.3, if either Party has committed a Material Breach (as defined below) and such Material Breach shall remain uncured and shall be continuing for a period of sixty (60) days following receipt of written notice thereof from the non-breaching Party, then, in addition to any and all other rights and remedies that may be available, the non-breaching Party has the right to terminate this Agreement effective upon the expiration of such sixty (60) day period. Any such written notice of alleged Material Breach from the non-breaching Party shall include a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting and/or relating to each such alleged Material Breach by the breaching Party.

          9.3.2. If (i) Sublicensee terminates this Agreement pursuant to the provisions of this Article 9.3 other than for Material Breach by Myogen of Myogen's obligations under Article 7.2 or (ii) Myogen terminates this Agreement pursuant to the provisions of this Article 9.3 and provides Sublicensee notice of its intention to apply certain of the provisions below, then the following provisions (or in the case of termination by Myogen under clause (ii) above, those provisions set forth below which Myogen wishes to enforce as set forth in Myogen's notice to Sublicensee) will apply:

               (A) all licenses and rights in the Myogen Know-How granted to Sublicensee hereunder shall terminate;

               (B) all Confidential Information supplied by each Party to the other Party shall be promptly destroyed by each Party and each Party shall certify such destruction to the other, except that each Party may retain one copy of such information solely for legal archive purposes;

               (C) Sublicensee and Subsidiary shall cooperate in the transfer to Myogen of all NDAs, Drug Approval Applications and Regulatory Approvals related to the Product, and shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to Myogen; and

               (D) effective upon the effective date of termination of the Agreement by Myogen under Article 9.3, Sublicensee hereby grants to Myogen a non-exclusive, world-wide, royalty-free license, with the right to grant and authorize the grant of sublicenses, under the Sublicensee Patents, Sublicensee Know-How and the Sublicensee Data to (i) conduct Manufacturing, pre-marketing activities, Commercialization, to make, have made, use, import, sell, offer for sale and have sold and related activities inside and outside the Territory with


                                       18.

respect to the Product and (ii) conduct Regulatory Approval activities inside and outside the Territory with respect to the Product for use in the Field.

          9.3.3. If Sublicensee terminates this Agreement pursuant to the provisions of this Article 9.3 due to a Material Breach by Myogen of Myogen's obligations under Article 7.2 and provides Myogen notice of its intention to apply certain of the provisions below, then the following provisions (to the extent they are set forth in Sublicensee's notice to Myogen of such Material Breach) will apply:

               (A) Myogen shall reimburse all Payments effected through the date of such termination;

               (B) Sublicensee's royalty obligations under Article 4.2 shall cease immediately upon such termination;

               (C) effective upon the effective date of such termination, Myogen hereby grants to Sublicensee a non-exclusive, royalty-free license, with the right to grant and authorize sublicenses, under the Myogen Know-How to (i) conduct Manufacturing, pre-marketing activities, Commercialization, to make, have made, use, import, sell, offer for sale and have sold and related activities in the Territory with respect to the Product and (ii) conduct Regulatory Approval activities in the Territory with respect to the Product for use in the Field; and

               (D) all Confidential Information supplied by each Party to the other Party shall be promptly destroyed by each Party and each Party shall certify such destruction to the other, except that each Party may retain one copy of such information solely for legal archive purposes.

          9.3.4. For purposes of this Article 9.3, "MATERIAL BREACH" means the breach or failure to perform, in a material respect, a material obligation under this Agreement. Without limiting the foregoing and by way of example only, the term "Material Breach" shall be deemed to include the failure of Sublicensee in a material respect to meet Sublicensee's payment or non-compete obligations or a failure of Myogen in a material respect to meet Myogen's non-compete obligations.

          9.3.5. Termination of this Agreement pursuant to this Article 9.3 shall not relieve the breaching Party of any liability, including any obligation of Sublicensee to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude the non-breaching Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice the non-breaching Party's right to obtain performance of any obligation. For purposes of this
Article 9.3, any unpaid Payments shall be due and payable upon termination of this Agreement by Myogen pursuant to this Article 9.3.

          9.3.6. The provisions of this Article 9.3 shall survive termination of this Agreement for a period of seven (7) years.


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

     9.4 LICENSE OF TRADEMARKS UPON TERMINATION. Should this Agreement terminate for any reason pursuant to Article 9.3 other than for Material Breach by Myogen of Myogen's obligations under Article 7.2, promptly after the written request of Myogen, Sublicensee shall grant or have granted to Myogen an exclusive, perpetual, irrevocable, transferable, royalty-free license (with the right to grant sublicenses) to use the Trademarks in connection with the Products in the Territory.

                                   ARTICLE 10

                                 INDEMNIFICATION

     10.1 INDEMNIFICATION BY MYOGEN.

          10.1.1. SUBLICENSEE INDEMNIFIED PARTIES. Myogen hereby agrees to indemnify, save, defend and hold Sublicensee and its Affiliates, officers, directors, agents and employees (the "SUBLICENSEE INDEMNIFIED PARTIES") harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys' fees (collectively, "LOSSES"), incurred by or against any Sublicensee Indemnified Parties, which arise out of any breach of this Agreement by Myogen, or any negligence or willful misconduct by Myogen, except to the extent such Losses are attributable to the breach of this Agreement by Sublicensee or any Sublicensee Indemnified Parties or any negligence or willful misconduct by Sublicensee or any Sublicensee Indemnified Parties.

          10.1.2. NOTICE OF CLAIM. In the event that a Sublicensee Indemnified Party seeks indemnification under Article 10.1.1, it shall inform Myogen of such claim as soon as reasonably practicable after it receives notice of the claim and shall permit Myogen to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as reasonably requested (at the expense of Myogen) in the defense of the claim.

     10.2 INDEMNIFICATION BY SUBLICENSEE.

          10.2.1. MYOGEN INDEMNIFIED PARTIES. Sublicensee hereby agrees to indemnify, save, defend and hold Myogen and its Affiliates, officers, directors, agents and employees (the "MYOGEN INDEMNIFIED PARTIES") harmless from and against any and all Losses incurred by or against such Myogen Indemnified Parties which arise out of (a) any breach of this Agreement by Sublicensee, or any negligence or willful misconduct by Sublicensee, except to the extent such Losses are attributable to the breach of this Agreement by Myogen or any Myogen Indemnified Parties or any negligence or willful misconduct by Myogen or any Myogen Indemnified Parties, or (b) the design, manufacture, use, handling, storage, sale or other disposition of Products by Sublicensee, its Affiliates, agents or sublicensees, except to the extent such Losses also result from the negligence or willful misconduct of any Myogen Indemnified Parties.

          10.2.2. NOTICE OF CLAIM. In the event that any Myogen Indemnified Party seeks indemnification under Article 10.2.1, it shall inform Sublicensee of a claim as soon as reasonably practicable after it receives notice of the claim and shall permit Sublicensee to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary


                                       20.

consideration), and shall cooperate as reasonably requested (at the expense of Sublicensee) in the defense of the claim.

     10.3 INSURANCE.

               (A) Throughout the Term and thereafter for a period of ten (10) years (if such insurance is on a claims-made basis), each Party shall carry and maintain in full force and effect insurance with an insurance company or companies having a Best's rating of A or higher against clinical trials liability (with respect to Sublicensee, solely to the extent Sublicensee is conducting clinical trials), commercial general liability, and/or product liability with respect to such Product. Such policies may be worldwide blanket policies.

               (B) Such insurance shall be unimpaired by claims, and shall include indemnity against liability on the part of either Party and any of its Affiliates, as well as Myogen, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property, arising from the manufacture, sale or use of such Product or components thereof in amounts of not less than Ten Million USD ($10,000,000.00) combined single limit, bodily injury and property damage. Within thirty (30) days after the Execution Date, each Party shall furnish the other Party with certificates of insurance evidencing the aforesaid coverage, which certificates shall describe the principal terms of such policy or policies and provide that thirty (30) days prior written notice of cancellation or material changes in said insurance policies will be given to the other Party.

               (C) The indemnification obligations herein shall apply on a first dollar basis, without limitation or reduction to any deductible or self-insured retention which the Parties may have under their insurance coverage.

               (D) The provisions of this Article 10 shall survive the expiration or termination of this Agreement for a period of ten (10) years following the effective date of such expiration or termination.

                                   ARTICLE 11

                               DISPUTE RESOLUTION

     11.1 GENERAL. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes rising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 if and when a dispute arises under this Agreement.

     11.2 NEGOTIATION. Either Party may, by written notice to the other, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Said designated officers are as follows:

          FOR SUBLICENSEE: Managing Director


                                       21.

          FOR MYOGEN: Chief Executive Officer

          In the event the designated executive officers are not able to resolve such dispute, either Party may at anytime alter the fourteen (14) day period seek to resolve the dispute through the means provided in Article 11.3.

     11.3 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, construction, enforceability or performance hereof or thereof, including without limitation disputes relating to alleged breach or to termination of this Agreement, shall be finally and exclusively resolved by arbitration by binding Alternative Dispute Resolution ("ADR") pursuant to the Commercial Arbitration Rules and the administration of the American Arbitration Association for Large, Complex Cases then in effect. Arbitral proceedings shall be conducted in Denver, Colorado before three (3) arbitrators. The arbitral panel may award any remedy allowed by law, including money damages, prejudgment interest and attorneys' fees, and may grant final, complete, interim, or interlocutory relief, including injunctive relief. Notwithstanding the foregoing, punitive, exemplary or multiple damages may not be awarded.

          11.3.1. LEGAL FEES. Except as set forth in Article11.3 above, each Party shall bear its own legal fees and other expenses incurred in connection with the transactions contemplated hereby.

          11.3.2. CONFIDENTIALITY. The ADR proceeding shall be confidential and the arbitral panel shall issue appropriate protective orders to safeguard each Party's Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other Party. The existence of any arbitrated dispute, and the award, shall be kept in confidence by the Parties and the arbitral panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

     11.4 SURVIVABILITY. Any duty to arbitrate under this Agreement shall remain in effect and enforceable alter termination of this Agreement for any reason for the statute of limitations applicable to any disputes arising out of this Agreement.

     11.5 JURISDICTION. For the purpose of this Article 11, each Party agrees to abide by the award rendered in any arbitration, and the Parties agree to accept the jurisdiction of any court having jurisdiction over it for the purposes of enforcing awards entered pursuant to this Article and for enforcing the agreements reflected in this Article.

                                   ARTICLE 12

                                  MISCELLANEOUS

     12.1 ASSIGNMENT; BINDING EFFECT.

          12.1.1. ASSIGNMENT TO AFFILIATES. Either Party may assign any of its rights or obligations under this Agreement in any country in the Territory to any Affiliates; provided,


                                       22.

however, that such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement.

          12.1.2. ASSIGNMENT TO NON-AFFILIATES. Myogen may assign any of its rights or obligations under this Agreement to a non-Affiliate only in connection with a merger or similar reorganization or the sale of all or substantially all of its assets to which this Agreement relates, or otherwise with the prior written consent of Sublicensee. Neither Sublicensee nor any Affiliate of Sublicensee may assign any of its rights or obligations under this Agreement to a non-Affiliate (including transfer of the Trademarks to any Third Party) without Myogen's prior written consent. Subject to the preceding sentence, this Agreement shall survive any merger or reorganization of either Party with or into, or such sale of assets to, a Third Party; provided, that in the event of such merger, reorganization or sale, no intellectual property rights of the acquiring corporation shall be included in the patents licensed. The foregoing notwithstanding, Sublicensee may transfer the Trademarks to Third Parties and lease such Trademarks back from such Third Parties in connection with financing transactions; provided that such transfer is subject to those licensing obligations of Sublicensee set forth in Article 9.4.

          12.1.3. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void and of no effect.

     12.2 CONSENTS NOT UNREASONABLY WITHHELD. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, such consent or approval shall not unreasonably be withheld or delayed. Whenever provision is made in this Agreement for one Party to object or to disapprove a matter, such objection or disapproval shall not be unreasonably exercised.

     12.3 FORCE MAJEURE. Except for the payments of amounts due, neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party; provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. The foregoing shall not affect either Party's rights hereunder to terminate this Agreement in its entirety or with respect to the Product or certain countries in the Territory pursuant to the terms hereof.

     12.4 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     12.5 TRADEMARK RIGHTS. Except as otherwise provided herein or otherwise agreed to in writing by the Parties, no right, express or implied is granted by this Agreement to use in any manner the name "Myogen," "Wulfing" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement. Notwithstanding the foregoing, subject to the terms and conditions of this Agreement, for a period of six (6) months beginning on the Effective Date, Myogen grants to Sublicensee a non-exclusive, non-transferable


                                       23.

license (without the right to grant sublicenses) to use the trademark and trade name "Myogen" (including the Myogen logo) ("MYOGEN MARKS") solely in connection with marketing and selling in the Territory, Products existing in inventory that are labeled with the Myogen Marks as of the Effective Date. Sublicensee agrees to state in appropriate places on all materials using the Myogen Marks that the Myogen Marks are trademarks of Myogen and to include the symbol (TM) or (R) as appropriate. Myogen grants no rights in the Myogen Marks other than those expressly granted in this Article 12.5. Sublicensee acknowledges Myogen's exclusive ownership of the Myogen Marks. Sublicensee agrees not to take any action inconsistent with such ownership and to cooperate, at Myogen's request and expense, in any action (including the conduct of legal proceedings) which Myogen deems necessary or desirable to establish or preserve Myogen's exclusive rights in and to the Myogen Marks. Sublicensee will not adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the Myogen Marks or in such a way as to create combination marks with the Myogen Marks. At Myogen's request, Sublicensee will modify or discontinue any use of the Myogen Marks if Myogen determines that such use does not comply with Myogen's then-current trademark usage policies and guidelines.

     12.6 NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by a nationally recognized express courier service, to the Parties at the following address (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

     IF TO MYOGEN, ADDRESSED TO:

          MYOGEN, INC.
          7575 W. 103rd Avenue, Suite 102
          Westminster, Colorado 80021-5426
          Attention: President (with a copy to the General Counsel)
          Telephone: 303-410-6666
          Telecopy: 303-410-6667

     IF TO SUBLICENSEE, ADDRESSED TO:

          Wulfing Holding GmbH
          Bethelner Landstr. 18
          31028 Gronau, Leine
          Germany
          Attention: Managing Director
          Telephone: 49 (0) 5182 585 130
          Telecopy: 49 (0) 5182 585 222

     IF TO GUARANTORS, ADDRESSED TO:

          MYOGEN GMBH
          Rochusstrasse 175-177


                                       24.

          53123 Bonn
          Germany
          Attention: Ernst Schneider
          Telephone: 49 (0) 228 74879 11
          Telecopy: 49 (0) 228 74879 20

          WULFING PHARMA GMBH
          Bethelner Landstr. 18
          31028 Gronau, Leine
          Germany
          Attention: Managing Director
          Telephone: 49 (0) 5182 585 130
          Telecopy: 49 (0) 5182 585 222

     12.7 WAIVER. Except as specifically provided for herein, the waiver from time to time by either Party of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement. All such waivers shall be in writing.

     12.8 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, (a) the remainder of this Agreement, or the application of such term, covenant or condition to the Parties or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

     12.9 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

     12.10 GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of Delaware, United States of America without regard to principles of conflicts of law.

     12.11 HEADINGS. The Article and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Articles or paragraphs and do not form a part of this Agreement.

     12.12 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but together shall constitute one and the same instrument.

     12.13 ENTIRE AGREEMENT. This Agreement, including all exhibits and schedules attached hereto, and all documents delivered concurrently herewith, set forth all the covenants,


                                       25.

promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with regard to the subject matter herein and supersede and terminate all prior agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties regarding the subject matter hereof other than as specifically set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                       26.

     IN WITNESS WHEREOF, the Parties have executed this SALE AND SUBLICENSE AGREEMENT in duplicate originals by theft duly authorized officers as of the date and year first above written.

                                        MYOGEN, INC.


                                        By:    /s/ John R. Julian
                                            ------------------------------------
                                        Name:      John R. Julian
                                              ----------------------------------
                                        Title:     SVP Commercial Development
                                               ---------------------------------


                                        WULFING HOLDING GMBH


                                        By:   /s/ Lutz H. Holz
                                            ------------------------------------
                                        Name:     Lutz H. Holz
                                              ----------------------------------
                                        Title:    Managing Director
                                               ---------------------------------


                                        WULFING PHARMA GMBH


                                        By:   /s/ Lutz H. Holz
                                            ------------------------------------
                                        Name:     Lutz H. Holz
                                              ----------------------------------
                                        Title:    Managing Director
                                               ---------------------------------


                                        MYOGEN GMBH


                                        By:   /s/ Andrew Dickinson
                                            ------------------------------------
                                        Name:     Andrew Dickinson
                                              ----------------------------------
                                        Title:    Managing Director
                                               ---------------------------------


                          SALE AND SUBLICENSE AGREEMENT
                                 SIGNATURE PAGE

                                    EXHIBIT A

      COUNTRY          YEAR 1    YEAR 2    YEAR 3
      -------         -------   -------   -------
United Kingdom        139,709    69,854    69,854
Republic of Ireland     1,762       881       881
France                 52,958    26,479    26,479
Germany               195,251    97,625    97,625
Belgium                 7,913     3,957     3,957
The Netherlands       252,100   126,050   126,050
Italy                  98,207    49,104    49,104
Other Markets           2,100     1,050     1,050
                      -------   -------   -------
                      750,000   375,000   375,000
                      =======   =======   =======